Exhibit 10.6

[KEY ENERGY LETTERHEAD]

[DATE]

[NAME OF EMPLOYEE]

Re: AMENDED AND RESTATED CASH BONUS AWARD GRANTED JANUARY 28, 2016
Dear [First Name of Employee]:
THIS AMENDED AND RESTATED CASH RETENTION AWARD AGREEMENT (this “Agreement”), is entered into as of _____________, 2016 by and between [name of employee] (“you” or the “Employee”) and Key Energy Services, Inc., a Maryland corporation (the “Company”);

WHEREAS, the Employee and the Company are parties to the Cash Bonus Retention Award Agreement dated as of _____________, 2016 (the “Original Agreement”);
WHEREAS, the Company considers the Employee’s continued service and dedication to the Company essential to its success and desires to induce the Employee to remain employed with the Company;
WHEREAS, the Employee and the Company desire to amend and restate the Original Agreement effective as of the date hereof;
WHEREAS, the Employee and the Company desire to enter into this Agreement effective as of the date hereof;
WHEREAS, the Employee acknowledges that the Company provides him with confidential information;
Now, THEREFORE, in consideration of the promises and mutual covenants and agreements contained herein, Employee and Company agree as follows:
Section 1. General Terms and Conditions. This Agreement is between you and the Company and amends, restates and supersedes the Original Agreement.

The Company agrees to make the payments described below, in addition to your normal salary and benefits, to you, subject to the terms and conditions in this Agreement and execution and delivery of this Agreement to the Company by October 19, 2016 (the “Delivery Date”).

Section 2.    Retention Bonus. In recognition of your continued service with the Company until June 30, 2017 (the “Retention Period”), the Company is offering you a retention bonus in the amount of [$_______________], less all applicable withholdings and deductions withheld from the amount by the Company as required by law (the “Retention Bonus”), subject to the satisfaction of the terms and conditions of this Agreement, such Retention Bonus to be paid pursuant the terms and conditions of this Agreement. Your Retention Bonus will be split into two portions as described below, each of which will have their own vesting and payment criteria.

Section 3.    Payment of Retention Bonus Generally.

(i)
Commitment Payment: If you agree to continue your employment with the Company and not resign (nor give notice of your intent to resign), and your employment with the Company is not terminated for “Cause” (as hereinafter defined), before June 30, 2017, you shall be entitled to one-third of the Retention Bonus (the “Commitment Amount”). Provided you return a fully executed copy of this Agreement by the Delivery Date, the Commitment Amount will be advanced to you in a lump sum cash payment on or before October 21, 2016. However, if you resign your employment, give notice of your intent to resign, or are terminated by the Company with Cause prior to June 30, 2017, you agree that, within ten (10) calendar days, you will pay to the Company the full amount of the Commitment Amount received net of taxes of the Commitment Amount. You agree that the Company may recover such payment (or any part therefrom) from you by making deductions from your salary and/or any other sums owed to you by the Company or the Company, subject to applicable law and may also pursue other means of recovery as permitted by applicable law.

(ii)
Remaining Retention Payment: If you agree to continue your employment with the Company and not resign (nor give notice of your intent to resign), and your employment with the Company is not terminated for “Cause” (as hereinafter defined), before June 30, 2017, upon the first payroll after June 30, 2017, you shall be entitled to a lump sum cash settlement of the remaining two-thirds of your Retention Bonus (the “Retention Payment”). However, if you resign your employment, give notice of your intent to resign, or are terminated with Cause prior to June 30, 2017, you will forfeit the payment of the Retention Payment and you agree that, within ten (10) calendar days, you will pay to the Company the full amount received net of taxes of the Commitment Amount. You agree that the Company may recover such payment (or any part therefrom) from you by making deductions from your salary and/or any other sums owed to you by the Company or the Company, subject to applicable law and may also pursue other means of recovery as permitted by applicable law.

(iii)
Impact of Payment on Benefits. The payment of any portion of the Retention Bonus will not be taken into account for purposes of any other compensation or benefit program of the Company, except your elective deferrals under any 401(k) plan.

(iv)
Termination without Cause.  The payment or the retention of all or any portion of the Retention Bonus under this Agreement in connection with a termination by the Company without Cause (including a termination in connection with a Change in Control under Section 4 below) will be contingent on you executing and not revoking an agreement, in substantially the form attached hereto as Schedule A, granting a full release of all actual and potential claims that you have or may have against the Company or its affiliates.

Section 4.    Change in Control and Certain Terminations of Employment

In the event that a Change in Control (as defined below) occurs at the Company, and you are terminated by the Company for any reason, except for Cause (as defined below) on or within twelve (12) months following such a Change in Control, any portion of the Retention Bonus that has not already been paid to on you on the date of your separation from service (the “Remaining Bonus”) will vest pro-rata and you will be entitled to receive a settlement of the resulting vested portion of your Remaining Bonus pursuant to Section 5 below. Any pro-rata vesting governed by this Section 4 will be calculated by multiplying your Remaining Bonus by a fraction, the numerator of which shall equal the number of days that have passed between the first day of the Retention Period and the date that your separation from service with the Company occurs, and the denominator of which will be the full number of days within the Retention Period.

For purposes of this letter agreement only, the term “Change in Control” shall be defined as a merger of the Company with another entity, a consolidation involving the Company, or the sale of all or substantially all of the assets of the Company to another entity if, in any such case, the holders of equity securities of the Company immediately prior to such transaction or event do not beneficially own immediately after such transaction or event equity securities of the resulting entity entitled to 50% or more of the votes then eligible to be case in the election of directors generally (or comparable governing body) of the resulting entity in substantially the same proportions that they owned the equity securities of the Company immediately prior to such transaction or event. For purposes of this letter agreement only, the term “Cause” shall mean (1) the willful and continued failure by Employee to substantially perform Employee’s duties hereunder, (2) repeated substandard work performance or repeated unreliability that has not been cured to the Company’s satisfaction after notice of the same as has been provided to Employee; (3) serious workplace misconduct, (4) Employee’s engagement in misconduct that Employee knows or should know reasonably could be injurious to the Company, monetarily or otherwise (including injurious to the reputation of the Company); (5) Employee’s conviction of a felony by a court of competent jurisdiction or a plea of no contest to a felony charge, (6) fraud or other material dishonesty against any of the Company, (7) the breach of any of the provisions hereof, or (8) the violation by Employee of any of the Company’s policies, rules or guidelines as in effect from time to time, including without limitation, the Code of Business Conduct, securities trading policy or anti-trust policy.

In the event that you become eligible to receive a portion of your Retention Bonus pursuant to this Section 4, such vested amount will be paid to you in one lump sum cash payment within thirty (30) days of your separation from service.

Section 5.    Forfeiture of Rights.
Because your continued performance of services is an important reason for the Retention Bonus, your rights to any portion of the Retention Bonus may be forfeited under the circumstances described elsewhere in this Agreement. For purposes of clarity, if you incur a separation from service due to your death or permanent disability (as defined within the company’s long-term disability policy), you will not forfeit your rights to the Retention Bonus.

Section 6.    Section 409A.
The Payment is intended to be exempt from the application of section 409A of the Internal Revenue Code by reason of qualifying for the short-term deferral payment exemption, and this Agreement shall be construed to the fullest extent to avoid the application of 409A.
Section 7. Miscellaneous Terms.

(v)
The Company shall oversee all aspects of the administration of this Agreement and the Retention Bonus. The Company shall have complete control and authority to determine your rights with respect to the Retention Bonus or the rights of any other person having an interest in the Retention Bonus through you. The Company shall have complete discretion to interpret the provisions of this Agreement and to decide all matters under this Agreement, including, without limitation, the right to modify a vesting or forfeiture schedule. Such interpretations shall be final, conclusive and binding on you and any person claiming under or through you, in the absence of clear and convincing evidence that the Company acted arbitrarily or capriciously. When making a determination or calculation, the Company shall be entitled to rely on information furnished by you or any Company representative. The Company may correct any defect, supply any omission or reconcile any inconsistency in this Agreement in the manner and to the extent it deems necessary or desirable to carry out the intent of this Agreement.

(vi)
You may not assign your rights under this Agreement except upon your death. The Company may assign its obligations hereunder to any successor (including any acquirer of substantially all of the assets of the Company). The Company may require your legal representative, heir, legatee or distribute, as a condition precedent to any payment that is delivered to them, to execute a release and receipt in such form as it shall determine.

(vii)	This Agreement sets forth the entire understanding of the Company and you regarding the Retention Bonus, and may be changed only by a written agreement signed by you and the Company.

(viii)
As partial consideration for the granting of the Retention Bonus, you hereby agree to keep confidential all information and knowledge, except that which has been disclosed in any public filings required by law, that you have relating to the terms and conditions of this letter agreement; provided, however, that such information may be disclosed as required by law and may be given in confidence to your spouse and tax or financial advisors.

(ix)
This Agreement may be executed in two or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement electronically (including portable document format (pdf.)), docu-sign or by facsimile shall be as effective as delivery of a manually executed counterpart of this Agreement.

(x)	This Agreement is governed by and to be construed in accordance with the laws of the State of Texas, without regard to conflicts of laws principles thereof.

(xi)	Notwithstanding any of the above, you remain an “at will” employee of the Company.

To accept this Agreement, please (i) approve your acceptance by email to Scott Miller; (ii) sign where indicated below, and email a copy to Katherine I. Hargis and on or before the Delivery Date; and (iii) deliver the original in a confidential envelope to Katherine I. Hargis by the Delivery Date.
Sincerely,

KEY ENERGY SERVICES, INC.
___________________________
By: Scott P. Miller
Title: SVP Operations Services and CAO

ACCEPTED AND AGREED AS OF THE
DATE FIRST SET FORTH ABOVE:

_______________________________
By: [Name of Employee]

Schedule A

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (“Agreement”) is entered into as of the ___________ of __________, 201_, by and between _________________EIN: _________ (“Employee”) and Key Energy Services, LLC (the “Company”).

1.    Employee understands and agrees that his employment is terminated effective _______________ (“Separation Date”).

2.    The Company has previously provided Employee with a lump sum payment equal to ______________ contingent upon Employee remaining employed with the Company through June 30, 2017 (“Retention Payment”). Employee agrees that this Retention Payment is consideration to which he was not otherwise entitled. Employee acknowledges that he has received his normal wages for services through the Separation Date as well as his earned and unused vacation, subject to all required statutory deductions and withholdings, and that no other wages are due and owing.

3.    For and in consideration of the Retention Payment, on behalf of Employee, his heirs, dependents, successors and assigns, he hereby irrevocably and unconditionally RELEASES, WAIVES, AND FOREVER DISCHARGES the Company and its partners, parents, subsidiaries, affiliates, and related companies and any predecessors thereto, and its and their present and former agents, employees, officers, directors, owners, stockholders, attorneys, insurers, plan fiduciaries, successors and assigns, whether in their individual or official capacities (collectively, the “Key Parties”), from and against any and all claims, demands, actions, causes of action, costs, fees, and all liability whatsoever, whether known or unknown, fixed or contingent, which Employee has, had, or may have against the Key Parties, or any of them, relating to or arising out of his employment or separation from employment with the Company, and any other events or transactions involving the Company, up to and including the date of his execution of this Agreement. This Agreement includes, but is not limited to (a) any statutory claims under the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Civil Rights Acts of 1870, 1964 and 1991, 42 U.S.C. § 1981, the Age Discrimination in Employment Act, the Older Workers’ Benefit Protection Act, the Employee Retirement Income Security Act, the Sarbanes Oxley Act, or arising from any federal, state, or local statute, ordinance or regulation; (b) any common law, tort or contract claims; (c) any claims for compensation, payments, bonuses, reimbursements of expenses, issuance of options, restricted stock, stock or other securities of the Company (or any exercise, issuance or sale of such securities), severance, or benefits, other than as described herein, (d) any claims, matters, or actions related in any way to Employee’s employment and separation with the Company; and (e) any claims for fees, costs, and disbursements of any kind, including attorneys' fees. Employee represents and warrants that he has not filed or lodged, and has no outstanding claims, including any lawsuits or administrative proceedings, against the Company. This Agreement does not apply to any claims or rights that may arise after the date that Employee signs this Agreement, to vested rights under his employee benefit plans as applicable, or to claims that the controlling law clearly states may not be released by settlement. Nothing in this Agreement generally prevents Employee from filing a charge or complaint with or from participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission (EEOC), National Labor Relations Board (NLRB), or any other federal, state, or local agency charged with the enforcement of any employment laws. Despite this, by signing this Agreement, Employee is waiving his right to monetary recovery based on claims asserted in such a charge or complaint.

4.    Employee understands and agrees that this Agreement shall not in any way be construed as an admission by the Key Parties of any unlawful or wrongful acts whatsoever against Employee or any other person, and the Key Parties specifically disclaim any liability to or wrongful acts against Employee or any other person. Employee agrees to keep this Agreement, its terms, and the amount of the Separation Payment completely confidential; however, Employee may disclose the terms of this Agreement and the Separation Payment amount to his accountants, attorneys, or as otherwise required by law. Employee also agrees not to disclose, communicate, or publish any disparaging information of any kind about any of the Key Parties.

5.    THIS AGREEMENT SPECIFICALLY WAIVES ALL OF EMPLOYEE’S RIGHTS AND CLAIMS ARISING UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967 (29 U.S.C. § 621 et seq.), AS AMENDED, AND THE OLDER WORKERS’ BENEFIT PROTECTION ACT, AS AMENDED. In connection with this waiver, Employee understands and agrees that: (i) Employee may take a period of twenty-one days within which to consider whether he will execute this Agreement; (ii) If Employee signs this Agreement prior to the end of the twenty-one day time period, he certifies that, in accordance with 29 CFR § 1625.22(e)(6), he knowingly and voluntarily decided to sign the Agreement after considering it less than twenty-one days and his decision to do so was not induced by the Key Parties through fraud, misrepresentation, or a threat to withdraw or alter the offer prior to the expiration of the twenty-one day time period. Employee has not been asked by the Key Parties to shorten his time-period for consideration of whether to sign this Agreement. If Employee decides to sign this Agreement prior to the end of the twenty-one day time period, the Key Parties will not provide different terms to him as a result of this decision.

Employee understands that if he waives some portion of the twenty-one day time period, the Key Parties may expedite the processing of benefits provided to him in exchange for signing this Agreement; (iii) Employee has carefully read and fully understands all of the provisions of this Agreement, and declares that it is written in a manner that he understands and he knowingly and voluntarily (of his own free will) entered into all of the terms set forth in this Agreement; (iv) This Agreement constitutes a release and discharge of claims, among others, arising under the Age Discrimination in Employment Act, including the Older Workers’ Benefit Protection Act, in exchange for consideration that is in addition to anything of value to which Employee already is entitled; (v) Employee knowingly and voluntarily intends to be legally bound by the terms of this Agreement; (vi) Employee was advised and hereby is advised in writing to consult with an attorney of his choice prior to executing this Agreement and has had ample time to consult with an attorney prior to executing this Agreement; (vii) Employee relied solely and completely upon his own judgment or the advice of his attorney in entering into this Agreement; (viii) Employee understands that he has a period of seven days to revoke his acceptance of this Agreement, and that he may deliver notification of revocation by letter or facsimile addressed to Ms. Katherine I. Hargis, Chief Legal Officer, Key Energy Services, Inc., 1301 McKinney Street, Suite 1800, Houston, Texas 77010. Employee understands that this Agreement will not become effective and binding, and that none of the consideration described in Paragraph 2 above will be provided to Employee until after the expiration of the revocation period; (ix) Although Employee is releasing claims that he may have under the Older Workers’ Benefit Protection Act and the Age Discrimination in Employment Act, he understand that he may challenge the knowing and voluntary nature of this Agreement under the Older Workers’ Benefit Protection Act and the Age Discrimination in Employment Act before a court, the EEOC, the NLRB, or any other federal, state, or local agency charged with the enforcement of any employment laws. Employee understands, however, that if he pursues a claim against the Key Parties under the Older Workers’ Benefit Protection Act and/or the Age Discrimination in Employment Act, a court has the discretion to determine whether the Key Parties are entitled to restitution, recoupment, or set off (hereinafter “reduction”) against a monetary award obtained by Employee in the court proceeding. A reduction never can exceed the amount Employee recovers, or the consideration he received for signing this Agreement, whichever is less. Employee also recognizes that the Key Parties may be entitled to recover costs and attorneys’ fees incurred by them as specifically authorized under applicable law; (x) Employee is, through this Agreement, releasing the Key Parties from any and all claims he may have against them relating to his employment and separation, including claims arising under the Age Discrimination in Employment Act of 1967 (29 U.S.C. § 621, et. seq.). Employee’s initials below, following the present paragraph of this Agreement, evidence his understanding and voluntary waiver of all claims against the Key Parties, including but not limited to those pursuant to the Age Discrimination in Employment Act, and the Older Workers’ Benefit Protection Act.
Employee’s Initials: ______

6.    The Company and Employee agree that this Agreement shall be binding on them and their heirs, administrators, representatives, executors, successors and assigns.

7.    Employee acknowledges that the Company and/or its affiliates are not obligated to offer employment or reemployment to him at any future time.

8.    This Agreement shall, in all respects, be interpreted, enforced, and governed under the laws of the State of Texas, in the federal or state courts in Harris County. The parties agree that the language of this Agreement shall, in all cases, be construed as a whole, according to its fair meaning, and not strictly for, or against, either of the parties.

9.    Employee agrees to pay any taxes found to be owed from payments made pursuant to this Agreement and to hold the Company harmless from any claims, assessments, demands, penalties and interest found to be owed as a result of any payment made pursuant to this Agreement.

10.    Employee agrees that nothing in this Agreement is intended to alter or change his prospective obligations pertaining to the non-disclosure of confidential information, as set forth and defined in the Confidential Information Policy contained in the Employee Handbook, of which Employee received a copy. Employee understands that such obligations to protect the Company’s confidential information remain in effect following his termination of employment with the Company.

11.    Employee agrees to return all confidential information and any other items of any nature relating to the Key Parties including, but not limited to, laptops, computer hardware or software, files, papers, memoranda, correspondence, drawings, letters, blueprints, notebooks, reports, flowcharts, computer programs and data proposals, customer lists, financial data, tape recordings and pictures. Employee further agrees that he is not retaining copies of any such confidential information as defined in this paragraph or in the Confidential Information Policy contained in the Employee Handbook.

Employee represents that in executing this Agreement; he does not rely, and has not relied, on any representation by any of the Key Parties, except as expressly contained in this Agreement. As evidenced by his signature below, Employee certifies that he has read the above Agreement, and he hereby fully agrees to its terms and conditions.

                __________________
EE Name                                 Date

AGREED ON BEHALF OF KEY ENERGY SERVICES, LLC

By:     _________________________________            __________________
Scott P. Miller, SVP Operational Services and CAO            Date